Exhibit 99.2

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President	Laurie Little
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9216

Spectrum Pharmaceuticals Reduces Board Size

     IRVINE, Calif., March 15, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that its Board of Directors approved a reduction in the number of directors from seven to five. This change will be effective as of the 2005 Annual Meeting of Stockholders.

     “We believe that the move to reduce the size of our Board of Directors demonstrates our commitment to stockholders and that a streamlined and focused Board is more appropriate for a company of Spectrum’s size,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for various indications. The Company’s current proprietary drug products are primarily focused on the treatment of cancer and related disorders. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA) for its initial indication, second-line chemotherapy for hormone-refractory prostate cancer. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. Elsamitrucin, a phase 2 drug, is being studied for its initial indication, refractory non-Hodgkin’s lymphoma. SPI-153, a phase 2 drug, is a 4th generation LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hyperplasia and endometriosis. RenaZorb™, preclinical-stage, second-generation lanthanum-based phosphate binders have the potential to treat hyperphosphatemia in patients with end-stage renal disease and chronic kidney disease. EndothelinB agonists, including the lead compound IRL 1620, have the potential to enhance the therapeutic index (increase the efficacy and reduce the toxicity) of chemotherapeutic agents by selectively improving tumor blood perfusion and increasing delivery of anti-cancer agents to tumor tissue.

The Company’s Abbreviated New Drug Application for ciprofloxacin, a broad-spectrum antibiotic and the generic version of Bayer Corporation’s Cipro® tablets, received approval from the FDA in September 2004. Sales of ciprofloxacin began in late fourth quarter 2004 through Lannett Co. (Amex: LCI), Spectrum’s marketing and distribution partner for ciprofloxacin in the United States. In January 2005, the Company announced FDA acceptance of its sumatriptan succinate injection Abbreviated New Drug Applications (ANDA) with Paragraph IV Certification. On February 18, 2005, GlaxoSmithKline filed suit in U.S. federal court to prevent Spectrum from proceeding with the commercialization of its product, thereby formally initiating the patent challenge process under the Hatch-Waxman Act. In addition, the Company has seven ANDAs pending at the FDA. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the success of our drug candidates, including proprietary drug candidates, in their initial indications and future indications, sales of ciprofloxacin, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that patent challenge lawsuit may be costly and time consuming, the possibility that Spectrum may lose the GlaxoSmithKline suit, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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